Exhibit 21

SUBSIDIARIES OF FREIGHTCAR AMERICA, INC.

Name of Subsidiary	Percent Ownership by Registrant
JAC Operations Inc.	100%
Johnstown America, LLC	100%
Freight Car Services, Inc.	100%
JAIX Leasing Company	100%
FreightCar Roanoke, LLC	100%
FreightCar Rail Services, LLC	100%
FreightCar Rail Management Services, LLC	100%
FreightCar Short Line, Inc.	100%
FreightCar Mauritius Ltd.	100%
FreightCar Alabama, LLC	100%
FreightCar (Shanghai) Trading Co., Ltd.	100%
FreightCar America Leasing, LLC	100%
FreightCar America Railcar Management, LLC	100%
FreightCar America Capital Leasing LLC	100%
FreightCar America Leasing 1, LLC	100%
FCAI Holdings, LLC	100%
FCA-FASEMEX, LLC	50%
FCA-FASEMEX, S. de R.L., de C.V.	50%
FCA-FASEMEX Enterprise, S. de R.L., de C.V.	50%

All subsidiaries are Delaware corporations or Delaware limited liability companies except FreightCar Mauritius Ltd., which is incorporated in Mauritius, FreightCar (Shanghai) Trading Co., Ltd., which is organized in the People’s Republic of China and FCA-FASEMEX, S. de R.L., de C.V. and FCA-FASEMEX Enterprise, S. de R.L., de C.V. which are organized in Mexico.